SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

The New York Times Company

(Exact name of Registrant as Specified in Its Charter)

New York	1-5837	13-1102020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

229 West 43rd Street, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry Into A Material Definitive Agreement.

On December 15 and 20, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of The New York Times Company (the “Company”) met and took various actions.

The Committee set the terms of a long-term incentive program under the Company’s 1991 Executive Stock Incentive Plan (the “Plan”) for the five-year period 2006-2010.  For each participant, including each executive officer, the Committee specified a target range of potential cash payouts. The actual amount paid at the end of the five-year cycle to each executive officer will depend on two performance measures.  Fifty percent of the potential award is based on the total return to holders of the Company’s Class A common stock relative to the total return to holders of stock in the companies that make up the “peer group” described in the Company’s annual proxy statement under “Performance Presentation” during this five-year period 2006-2010.  Fifty percent of the potential award is based on the percentage increase in the Company’s revenues compared to the percentage increase in costs and expenses during the same five-year period.  Achievement with respect to each element of the award is independent of the other.

The Committee also set the specific performance goals for the Company that will be used to determine the amount of the annual cash bonuses that may be paid to key employees, including each of the Company’s executive officers for 2006 under the Plan.  The Committee designated for each executive officer a target amount, which was a percentage of the individual’s base salary. The amount each corporate executive officer receives will depend 75% upon the Company’s achievement of designated earnings per share targets for 2006 and 25% upon the officer’s achievement of individual goals.  For executive officers who work for specific operating divisions of the Company, the annual bonus that may be received will depend 40% on the achievement of the Company-wide earnings per share targets, 35% upon the achievement of operating result targets for 2006 by the individual’s operating unit and 25% upon the officer’s achievement of individual goals.  The total award may be increased or decreased by up to 10% based on the level of achievement of diversity goals.

With respect to both the annual and long-term programs, the Committee reserves the right to reduce the amount of each executive’s payout based on such criteria as the Committee deems appropriate at the time.

The Committee also set base salaries for 2006 for all executive officers, awarded bonuses to certain executive officers and granted stock options and awarded restricted stock units to Company employees, including each executive officer.  Such grants were made pursuant to the Plan, which has previously been filed by the Company with the Securities and Exchange Commission, and sets forth all material terms of such stock options.  The terms of the restricted stock units are substantially the same as prior grants of restricted stock; a description is attached as Exhibit 99, which is incorporated by reference herein.  Restricted stock units granted to executive officers will vest 100% on the fifth anniversary of the grant.

In accordance with the Committee’s charter, all compensation of the Chairman, the President and Chief Executive Officer, and the Vice Chairman is approved by all independent directors of the Company, in consultation with the non-management directors.

Item 9.01  Financial Statements and Exhibits

(d)   Exhibits

Exhibit 99	The New York Times Company -
Terms of 2005 Restricted Stock Unit Awards
Pursuant to the 1991 Executive Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: December 21, 2005	By:	/s/ Solomon B. Watson IV
Solomon B. Watson IV
Senior Vice President and General Counsel

Exhibit List

Exhibit 99	The New York Times Company -
Terms of 2005 Restricted Stock Unit Awards
Pursuant to the 1991 Executive Stock Incentive Plan